Investor Contact: Randy Atkinson

(954) 308-7639
randalatkinson@spherion.com

Media Contact: Kip Havel
FOR IMMEDIATE RELEASE	(800) 422-3819
kiphavel@spherion.com
SPHERION COMPLETES INTEGRATION ACTIVITIES
Announces stock buy back and updates fourth quarter guidance
FORT LAUDERDALE, Fla., January 22, 2008 — Spherion Corporation (NYSE: SFN) today announced that it completed, on schedule, the integration of Todays Staffing and has completed the field integration of Technisource, Inc. ahead of schedule. Todays Staffing was acquired on September 28, 2007 and integration was scheduled for completion by December 31, 2007. Technisource was acquired on December 3, 2007 and field integration was scheduled for early 2008, while business systems and back office integration were originally scheduled for mid 2008.
As a result of the completed integration activities, Spherion expects to fully realize the previously disclosed $5 million of cost savings in 2008 associated with the Todays Staffing integration. The actions associated with the Technisource field integration, which represented about half the previously disclosed $10 million of synergy-related savings, have been completed and are expected to be fully realized in 2008. The Company now believes that it can complete the Technisource business systems and back office integration early in the second quarter and begin to realize the other half of the Technisource synergy-related savings earlier than previously anticipated.
Roy Krause, Spherion’s president and chief executive officer commented, “I would like to thank everyone at Spherion, Todays Staffing and Technisource for their hard work leading to these accomplishments. Todays Staffing is an exciting business and brand and is already adding to the culture and success of the Spherion business. The addition of Technisource makes Spherion the sixth largest provider of IT staffing services in North America and expands and complements our existing IT offerings.“

Spherion also announced today that its Board of Directors has authorized the repurchase of up to $25 million of the Company’s outstanding common stock. Share repurchases will be made, from time to time, in open-market transactions, in privately negotiated transactions and through purchases made in accordance with Rule 10b-18 and/or 10b-5 under the Securities and Exchange Act of 1934 based on general business and market conditions and other factors. The repurchase program does not require Spherion to acquire any specific number of shares and may be terminated at any time.
Krause commented, “Spherion is committed to creating long-term value for its shareholders. This new repurchase program reflects confidence in the future of our Company. We are also raising our estimates for results in the fourth quarter of 2007, and now believe revenue will be between $558 million and $563 million, excluding the four week impact of the Technisource acquisition. Including the Technisource acquisition, revenue will be between $578 million and $583 million. Earnings per share (EPS) from continuing operations for the quarter are now expected to be approximately $0.18 to $0.19 per share including acquisition related costs of about $0.01 per share, the four weeks of Technisource operating results and an approximate 30% tax rate.”
Subsequent to the end of 2007, the staffing industry’s largest provider of transaction processing services (commonly referred to as vendor management services (VMS)) filed bankruptcy. We’ve obtained an agreement from the bankruptcy trustee that allows us to collect outstanding receivables from our customers that utilized the bankrupt VMS. However, the VMS was holding customer funds of approximately $1 million that were due Spherion at the date of the filing and such amounts may not be fully collectible. We will provide an update on this matter when we release fourth quarter financial results February.

Spherion Corporation will release its financial results for the fourth quarter and fiscal year ended December 30, 2007, after market close on February 11, 2008. Management will host a conference call the following morning, February 12, 2008, at 9:00 a.m. Eastern time to discuss information contained in the release. The call may be accessed in one of the following ways:
Via the Telephone:
Please dial 1-888-395-1810
The conference call leader is Roy Krause
The pass code is Spherion
Via the Internet:
You may access the call via the Internet through the Company’s Web site:
www.spherion.com.
Replay:
A replay of the call will be available one hour after the live call has ended. You may listen to the replay of the call over the Internet through www.spherion.com.
ABOUT SPHERION
     Spherion Corporation (NYSE:SFN) is a leading recruiting and staffing company that provides integrated solutions to meet the evolving needs of companies and job candidates. As an industry pioneer for more than 60 years, Spherion has screened and placed millions of individuals in temporary, temp-to-hire and full-time jobs. Positions range from administrative and light industrial to a host of professions that include accounting/finance, information technology, engineering, manufacturing, legal, human resources and sales/marketing.
     With approximately 700 locations in the United States and Canada, Spherion delivers innovative workforce solutions that improve business performance. Spherion provides its services to more than 8,000 customers, from Fortune 500 companies to a wide range of small and mid-size organizations. Employing more than 300,000 people annually through its network, Spherion is one of North America’s largest employers. To learn more, visit www.spherion.com.

     Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our acquisitions and integration of Technisource and Todays Staffing and statements regarding anticipated fourth quarter results of operations. Forward-looking statements do not relate strictly to historical or current matters. Rather, forward-looking statements are predictive in nature and may depend upon or refer to future events, activities or conditions. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. Information concerning these factors can be found within our filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot provide any assurances regarding future results. We undertake no obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.